PROSPECTUS

Subject to Completion
October 22, 2002

TITANIUM INTELLIGENCE, INC.
A NEVADA CORPORATION

2,500,000 SHARES OF COMMON STOCK OF TITANIUM INTELLIGENCE, INC.
_________________________________

This prospectus relates to the 2,500,000 shares of common stock of Titanium Intelligence, Inc., a Nevada Corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration under the U.S. securities laws. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.04 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $0.04 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 22, 2002.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY	6
Our Business	6
Number of Shares Being Offered	6
Number of Shares Outstanding	6
Estimated Use of Proceeds	6
Summary of Financial Data	7
RISK FACTORS	7
Risks associated with our business	7
We have a limited operating history on which to base an evaluation of our business and prospects.	7
The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.	8
We cannot assure that we will be able to achieve a satisfactory level of acceptance of our Internet textile trade center among the textile manufacturers and exporters in China. Accordingly, we face a high risk of business failure.	8
We have been unable to fund our operations with internally generated funds because our business has not generated any revenue. We will need to generate funds internally to fund our operations during the next fiscal year or we will be unable to continue our operations and business.	8
We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.	8
Because our business will use the Internet as the primary medium to conduct our business transactions, our success is dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce.	9
If the volume of traffic on our Internet textile trade center significantly increases, there is a risk that we may not have the capital resources necessary to acquire and develop the network infrastructure necessary to host our own website. If we cannot accommodate the increased traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.	9
We need to promote awareness and interests in our Internet textile trade center but we may not be able to develop adequate sales and marketing capabilities to achieve a satisfactory level of acceptance of our Internet textile trade center.	10
The loss of our present officers and directors would affect our ability to raise additional capital, to build a membership base for our Internet textile trade center and to complete the development of our website.	10
Two of our directors are employees of textile manufacturers in China which are either members or potential members of our Internet textile trade center and therefore there is a conflict of interest between our company and these members. Potential members of our Internet textile trade center may be reluctant to join our Internet textile trade center because of this conflict of interest.	10
Risks associated with our common stock	11
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	11
Risks associated with political, economic and regulatory uncertainty in China	11
Any changes in the political and economic policies of or any new regulations implemented by the People's Republic of China government could affect, or even restrict, the operation of our business and our ability to generate revenues.	11
Laws and regulations applicable to the Internet in China remain unsettled and may affect our ability to attract members to join and utilize our Internet textile trade center.	12
If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital market.	12
Other risks	12
Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	12
FORWARD LOOKING STATEMENTS	12
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	13
THE OFFERING	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
DIVIDEND POLICY	13
MANAGEMENT'S PLAN OF OPERATION	14
BUSINESS	17
PROPERTY	23
MANAGEMENT	23
EXECUTIVE COMPENSATION	25
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
PLAN OF DISTRIBUTION	28
SELLING STOCKHOLDERS	29
DESCRIPTION OF CAPITAL STOCK	34
LEGAL PROCEEDINGS	34
LEGAL MATTERS	34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	34
INTEREST OF NAMED EXPERTS AND COUNSEL	35
EXPERTS	35
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	35
WHERE YOU CAN FIND MORE INFORMATION	36
FINANCIAL STATEMENTS	37

As used in this prospectus, the terms "we", "us", "our", and "Titanium" mean Titanium Intelligence, Inc. and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated on August 20, 2001 under the laws of the State of Nevada. Our principal executive office is located at 1405 - 265 West 37th Street, New York, New York 10018. The telephone number of our principal executive office is (212) 840-9240.

We plan to operate an Internet textile trade center through the development of our website http://www.titanium-intelligence.com. We intend to develop our Internet textile trade center into an online market place linking Chinese manufacturers and exporters of textile products to buyers around the world. Our plan is to target the textile products manufacturers and exporters in the People's Republic of China to register as sellers on our Internet textile trade center. Textile products may include semi-finished products such as thread, knit fabrics and woven clothes and finished products and such as dresses, shirts and other clothing and apparel. During the initial stage of the development of our Internet textile trade center, we will focus on finished textile products.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,500,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.04 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $0.04 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Number of Shares Outstanding

There are 2,500,000 shares of our common stock issued and outstanding as at September 1, 2002. We have no other securities issued.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling stockholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the period ended December 31, 2001, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Plan of Operation" beginning on page 17 of this prospectus.

	For the six month period ended June 30, 2002	For the period from August 20, 2001 to December 31, 2001
Revenue	$Nil	$Nil
Net Loss for the Period	$(32,847)	$(5,061)
Loss Per Share - basic and diluted	$(0.01)	$(0.01)
	As at June 30, 2002	As at December 31, 2001
Working Capital	$62,092	$94,939
Total Assets	$74,854	$97.546
Total Stockholders' Equity	$62,092	$94,939
Deficit Accumulated in the Development Stage	$(37,908)	$(5,061)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Titanium and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

We have a limited operating history on which to base an evaluation of our business and prospects.

Since we were incorporated on August 20, 2001 and have only recently began the construction of our Internet textile trade center at http://titanium-intelligence.com, we have a limited operating history on which to base an evaluation of our prospects. Our operating activities since the inception have consisted primarily of developing our website. Since we only recently commenced the construction of our Internet textile trade center at our website http://www.titanium-intelligence.com, we have not earned any revenues to date. We have no way to evaluate the likelihood that we will be able to operate our business successfully. We anticipate that we will incur increased operating costs without realizing any revenues during the period when we are developing our Internet textile trade center and trying to establish a customer base for our Internet textile trade center. For the year ended December 31, 2002, we expect to spend $25,000 on advertising, sales and marketing, $10,000 on completing and developing the functionality of our website and $12,000 in the operation of our company. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our Internet textile trade center, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will, in all likelihood, continue to incur operating expenses without revenues until our Internet textile trade center becomes fully operational and gains significant popularity with the textile manufacturers in China and buyers around the world. Our business plan requires us to incur further expenses in connection with upgrading the features and functionality of our website (estimated at $10,000 for the 12 month period ending December 31, 2002) and with the building of brand recognition for our Internet textile trade center (estimated at $25,000 for the 12 month period ending December 31, 2002). We had cash in the amount of $74,854 as of June 30, 2002. We estimate our average monthly operating expenses, not including one time expenses in marketing and in upgrading the functionality of our website (estimated at a total of $35,000 for the 12 month period ending December 31, 2002), to be approximately $1,000 each month. At this rate we will be able to maintain our operations until December 31, 2002 without generating significant revenues from our operations. We cannot assure that we will be able to generate enough interest in our Internet textile trade center among Chinese textile manufacturers and exporters. If we cannot attract a significant number of textile manufacturers and exporters in China to form our membership base, we will not be able to general any revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' opinion on the financial statements for the period ended December 31, 2001.

We cannot assure that we will be able to achieve a satisfactory level of acceptance of our Internet textile trade center among the textile manufacturers and exporters in China. Accordingly, we face a high risk of business failure.

Our success depends on the acceptance and use of our Internet textile trade center by Chinese textile manufacturers and exporters as a tool to market and sell their textile products to buyers in China and around the world. We will need to achieve a level of brand recognition and confidence in our Internet textile trade center and our services among the users of our website. We anticipate that we will spend $25,000 on advertising, sales and marketing for the 12 month period ending December 31, 2002, but there is no assurance that this will be sufficient to convince Chinese textile manufacturers and exporters that they should use our Internet textile trade center as their primary tool to market their products. Accordingly, our prospect of generating revenue from the operation of our Internet textile trade center is uncertain.

We have been unable to fund our operations with internally generated funds because our business has not generated any revenue. We will need to generate funds internally to fund our operations during the next fiscal year or we will be unable to continue our operations and business.

As of June 30, 2002, we had cash in the amount of $74,854. We currently do not have any operations which generate any income or cash flow. We have not generated any revenues since our incorporation and we have required and will continue to require substantial capital to fund the completion of our Internet textile trade center (estimated at $10,000 for the 12 month period ending December 31, 2002). We also expect that we may require additional funds to promote our Internet textile trade center and to develop a customer base that will utilize the services offered through our Internet textile trade center (estimated at $25,000 for the 12 month period ending December 31, 2002). We also anticipate spending at least $12,000 for the operation of our company for the 12 month period ending December 31, 2002. If we are unable to generate revenue from our business during the next fiscal year, we may be forced to delay, scale back, or eliminate our services, development of our Internet textile trade center and sales and marketing activities. If any of these actions were to become necessary, we may not be able to continue to develop our Internet textile trade center or operate our business and if either of those events happen, then there is a substantial risk our business would fail.

We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we may need to raise additional funds for the further advancement and continued development of our Internet textile trade center, to respond to competitive pressures, to acquire complementary businesses or technologies or to respond to unanticipated requirements or expenses. For the 12 month period ending December 31, 2002, we expect to spend $25,000 on advertising, sales and marketing, $10,000 on completing and developing the functionality of our website and $12,000 on the operation of our company. We anticipate that we will need to raise further financing after the 12 month period ending December 31, 2002. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our Internet textile trade center and our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

Because our business will use the Internet as the primary medium to conduct our business transactions, our success is dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce.

We plan to operate an Internet textile trade center through the development of our website http://www.titanium-intelligence.com. When our Internet textile trade center becomes fully operational, we expect to conduct most of business transactions through the Internet. Accordingly, our success will depend upon the acceptance and use of the Internet as an effective medium of commerce. However, the growth of commercial transactions on the Internet is a recent phenomenon. There can be no assurance that acceptance and use of the Internet will continue to grow at a fast pace or that a sufficient number of textile importers and exporters will begin using the Internet and other online services as a medium of trade. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and relatively few proven services and products exist. In addition, Internet based commercial transactions could lose their viability due to delays in the development or adoption of new standards and protocols required for handling of increased levels of Internet activities. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet and other online services generally and our business in particular. Our ability to successfully develop a membership base for our Internet textile trade center, our ability to generate revenues and ultimately our ability to continue our business will be materially adversely affected if:

- use of the Internet as a medium for commerce does not continue to grow or grows more slowly than expected;

- the infrastructure for the Internet and other online services does not effectively support growth that may occur; or

- the Internet does not become viable commercial marketplaces for the products and services offered through our Internet textile trade center.

If the volume of traffic on our Internet textile trade center significantly increases, there is a risk that we may not have the capital resources necessary to acquire and develop the network infrastructure necessary to host our own website. If we cannot accommodate the increased traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.

A key element of the our strategy is to generate a high volume of traffic on our Internet textile trade center. Accordingly, the satisfactory performance, reliability and availability of our Internet textile trade center and network infrastructure of the company hosting our website are critical to our ability to attract and retain users and maintain adequate user service levels.

Any substantial increase in the volume of traffic on our Internet textile trade center or the number of businesses utilizing our Internet textile trade center will either require us to host our own website which would require us to acquire and develop our technology and network infrastructure or require us to fund any company, with sufficient network infrastructure to host our website. If we decide to develop our own technology and network infrastructure to host our own website, we will require further capital resources and, unless we can generate sufficient revenues or raise further funding, we will not have the funds necessary to finance such development. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, of the use of our Internet textile trade center and timely develop our systems and infrastructure to accommodate such increases or fund another company to host our website. If we cannot accommodate any increased volume of traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.

We need to promote awareness and interests in our Internet textile trade center but we may not be able to develop adequate sales and marketing capabilities to achieve a satisfactory level of acceptance of our Internet textile trade center.

To promote awareness and interests in our Internet textile trade center and attract members and users for our Internet textile trade center, we expect to spend approximately $25,000 on advertising, sales and marketing in the fiscal year ending December 31, 2002. We have not incurred significant advertising, sales and marketing expenses to date. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or even generate any revenues from these expenses. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of using our Internet textile trade center to sell and to buy textile products. To date, our experience with respect to marketing our Internet textile trade center is very limited. There can be no assurance that we will be able to establish adequate sales and marketing capabilities to achieve a satisfactory level of acceptance of our Internet textile trade center. We may be required to spend more than the estimated $25,000 in order to develop sufficient awareness for and attract members and users for our Internet textile trade center. If we are unable to establish satisfactory acceptance of our website and unable to establish a significant group of users of our website, we will be unable to generate sufficient revenue and cash flows and our business will most likely fail.

The loss of our present officers and directors would affect our ability to raise additional capital, to build a membership base for our Internet textile trade center and to complete the development of our website.

We rely upon the continued service and performance of our President and Chief Executive Officer, Paulo Martins, our Chief Financial Officer, Chen (Jason) Wu, and our other directors. Our President and Chief Executive Officer, Paulo Martins, has been instrumental in the development of fund raising strategy for our company. With the assistance of our Chief Financial Officer, Chen (Jason) Wu, they were successful in raising capital from business contacts in China in November 2001. Since February, 2002, Mr. Chen (Jason) Wu has also provided website design services to our company in connection with the construction and continued development of our website. Mr. Chen (Jason) Wu speaks fluent English and Chinese and has experience in establishing collaboration between Chinese and North American businesses. Mr. Chen (Jason) Wu will play a major role in providing assistance to our members to negotiate sales agreements with wholesale buyers. In addition, two of our directors, Qi (Alan) Zhuang and Hai Feng Zhang speak fluent Chinese and have worked in the textile industry in the Zhejiang Province of China. Through their experience, they have established many business contacts in the textile industry in China and have developed an intimate understanding of the Chinese business practices and customs. Our future ability to raise additional capital, if and when required, to contact and attract members for our Internet textile trade center and to complete the development of our website depends on the retention of these people, whose language ability and knowledge and understanding of our business and Chinese business practices and customs, and whose technical expertise would be difficult to replace. At this time, none of our officers or directors are bound by employment agreements, and as a result, any of them could leave with little or no prior notice.

Two of our directors are employees of textile manufacturers in China which are either members or potential members of our Internet textile trade center and therefore there is a conflict of interest between our company and these members. Potential members of our Internet textile trade center may be reluctant to join our Internet textile trade center because of this conflict of interest.

One of our directors, Qi (Alan) Zhuang, is also the Chief Financial Officer of Zhejiang Weilai Group Company, a textile manufacturer in China. Another one of our directors, Hai Feng Zhang, is also the Chief Operating Officer of Zhejiang Weilai Import and Export Co., a textile trade company in China. Zhejiang Weilai Group Company is a member of our Internet textile trade center. Since both of these individuals are directors of our company and employees of companies that are either a member or a potential member of our Internet textile trade center, there is a conflict of interest between our company and these two members. Because we intend to solicit memberships for our Internet textile trade center among textile manufacturers in China, most of our prospective members will be competitors of these companies. Accordingly, our two directors' positions with their respective companies may cause prospective members to be reluctant in joining our Internet textile trade center as prospective members may perceive that these two directors will not advance their interests as members fully because of this conflict of interest.

Risks associated with our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Risks associated with political, economic and regulatory uncertainty in China

Any changes in the political and economic policies of or any new regulations implemented by the People's Republic of China government could affect, or even restrict, the operation of our business and our ability to generate revenues.

Our business depends largely on the participation of textile products manufacturers and exporters in the People's Republic of China and accordingly, our business, results of operations and financial conditions are affected to a significant degree by any economic, political and legal developments in China.

Since the establishment of the People's Republic of China in 1949, the Communist Party has been the only governing political party in China. The highest bodies of leadership are the Politburo, the Central Committee and the National People's Congress. The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries, including the Ministry of Information Industry, the regulatory agency responsible for the Internet in China.

Since the late 1970s, the government of the People's Republic of China has been reforming its economic system. Although we believe that economic reform and the macroeconomic measures adopted by the People's Republic of China government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Some modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and use of Internet services in China. Any such changes would have a material adverse effect on our business. Furthermore, there is no guarantee that the People's Republic of China government will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in political, economic and social conditions in China, adjustments in policies by the People's Republic of China government or changes in laws and regulations on the Internet could affect the manner in which we operate our business, restrict or prohibit transactions initiated or conducted through our Internet textile trade center, or control which products may be sold through our Internet textile trade center. Any such changes or new regulations could affect our ability to attract members and therefore affect our ability to generate revenues. If we are unable to generate a membership base for our Internet textile trade center or generate revenues, our business will probably fail.

Laws and regulations applicable to the Internet in China remain unsettled and may affect our ability to attract members to join and utilize our Internet textile trade center.

Growth of the Internet in China could be materially adversely affected by governmental regulation of the industry. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws and regulations applicable to the Internet may slow the growth of the Internet, which could in turn lead to reduced demand for our Internet textile trade center.

The Ministry of Information Industry in China is currently reviewing its telecommunications regulations, particularly as they relate to activities on the Internet. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy toward the Internet industry in China would have a material direct adverse effect on our business as we will have a difficult time attracting members to join and utilize our Internet textile trade center.

If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between the two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the price of our common stock and our ability to access the U.S. capital markets.

Other risks

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 7 to 16, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,500,000 shares of common stock which were issued pursuant to a private placement offering made by Titanium pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.04 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $0.04 per share for the duration of the offering. The offering price of $0.04 per share is based on the last sales price of our common stock on November 30, 2001 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The common stock to be sold by the selling stockholders is the 2,500,000 shares of common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

MANAGEMENT'S PLAN OF OPERATION

Since we have not generated revenue and have only recently commenced construction of our Internet textile trade center, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period ended December 31, 2001. Our deficit is $5,061 as of the period ended on December 31, 2001. The discussion below provides an overview of our operations and discusses our plan of operation.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors" beginning on page 7 of this prospectus.

General

From the date of our incorporation on August 20, 2001 to now, we have been a start up company that has no revenues. Our operating activities during this period consist primarily of developing an Internet textile trade center website to facilitate the trade of textile products manufactured in China. Parts of our website at http://www.titanium-intelligence.com commenced operation on April 2, 2002 and until our website become fully operational we will not generate any revenues from our operation of our website.

Our financial statements are prepared in conformity with generally accepted accounting principles of the United States of America. Our operating expenses are classified into four categories:

- audit fees, which consists primarily of accounting and auditing fees for the year end audit. The amount incurred by our company during the period from August 20, 2001 to December 31, 2001 was $1,700 (estimated to be approximately $10,000 for the 12 months ending December 31, 2002);

- bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. The amount incurred by our company during the period from August 20, 2001 to December 31, 2001 was $Nil (estimated to be approximately $500 for the 12 months ending December 31, 2002);

- legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. The amount incurred by our company during the period from August 20, 2001 to December 31, 2001 was $3,425 (estimated to be approximately $35,000 for the 12 months ending December 31, 2002); and

- operating expenses, which consist primarily of the expenses incurred for developing and operating our Internet textile trade center, including expenses incurred in the setting up of the website, designing of the various functions of the website, promote awareness of our Internet textile trade center in the Chinese textile industries, solicitation of interests among Chinese textile manufacturers to register as members onto our website and other administrative expenses. The amount incurred by our company during the period from August 20, 2001 to December 31, 2001 was $Nil (estimated to be approximately $47,000 for the 12 months ending December 31, 2002).

Plan of Operation

Our primary objective in the 12 months ending December 31, 2002 will be to further develop our Internet textile trade center on our website http://www.titanium-intelligence.com. We have only recently commenced construction of our Internet trade center in February, 2002. Part of the website is now operational but our website currently still does not allow users to purchase the textile products listed on our website because we feel our website does not contain adequate security features to protect information given to us by the users of our website. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We anticipate that our Internet textile trade center will be fully operational by the end of the calendar year ending December 31, 2002.

Our Internet textile trade center will be an online showroom where our members can list their textile products for sale. Textile products may include semi-finished products such as thread, knit fabrics, woven clothes and finished products and such as dresses, shirts and other clothing and apparel. During the initial stage of the development of our Internet textile trade center, we will focus on finished textile products. We plan to target the Chinese textile manufacturers and exporters because we want to take advantage of our management's Chinese language ability and their existing contacts in the Chinese textile industry. Three of our directors were born and educated in China and they speak fluent Chinese. Two of these directors, Qi (Alan) Zhuang and Hai Feng Zhang, have also worked in the textile industry in the Zhejiang Province of China. Through their business experience they have established many business contacts in the textile industry in China and have an intimate understanding of the Chinese business practices and customs.

We have not generated any revenues and our operating activities have used cash resources of approximately $3,361 from August 20, 2001 to the period ending December 31, 2001. This negative cash flow is attributable to the costs incurred in the set up of our corporate structure, establishment of our bank accounts, payment of our audit fees and legal fees, and registration of our domain name for our website http://www.titanium-intelligence.com. We anticipate that our operating expenses will increase as we develop more sophisticate security and other functions for our Internet textile trade center. We estimate our expenses in completing and developing the functionality of our website to be $10,000 for the 12 months ending December 31, 2002.

We also intend to promote our Internet textile trade center through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links. We also anticipate conducting a series of "road shows" for key trade organizations and consultants in major cities in China in the summer of 2002. The costs of these marketing activities in the 12 months ending December 31, 2002 will be approximately $25,000, which will make up the bulk of our operating expenses. In addition to these expense, we expect that our Internet textile trade center will cost approximately $1,000 per month to operate. We have the necessary cash resources from our private placement fund raising of $100,000 in November, 2001 to operate for a 12 month period ending December 31, 2002 even if we are unable to generate any revenues during this period ending December 31, 2002.

We plan to generate revenues from our Internet textile trade center primarily through the transactional fees we will charge our members for the sale of their textile products through the use of our Internet textile center. A schedule of fees will be contained in the membership agreement that each member will be required to execute when they first register with our Internet textile trade center. Depending on the size of the member company, we may adjust the rate of our transactional fees, which we estimate will be between 1% to 5% of the total value of the textile products sold for each transaction. We will charge a higher transactional fee for assisting our members in the sale of their textile products to a wholesale buyer through the use of our Internet textile trade center.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become operational:

- We must complete the construction of our website for use as our Internet textile trade center. Our website currently still does not allow users to complete a purchase because we feel our website does not contain adequate security features to protect information given to us by the users. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We expect that our Internet textile trade center will be fully operational by the end of the calendar year ending December 31, 2002.

- We must continue to market our Internet textile trade center and obtain membership applications from interested textile products manufacturers in China. We intend to sign up at least 3 members for our Internet textile trade center by the end of the calendar year ending December 31, 2002. Our director have contacted a few textile products manufacturers in China to solicit their interests in the services to be provided by our Internet textile trade center. Based on our meetings and discussions with these Chinese textile products manufacturers, we believe that some of them will sign up to become members of our Internet textile trade center.

- We must continue to attend meetings with textile industry professionals in China and develop relationships with those professionals. We believe that executives in the Chinese textile industry can provide names of potential members for our Internet textile trade center. Through these industry professionals, we will also be able to establish a certain level of awareness of our Internet textile trade center in the Chinese textile industry. By the end of the calendar year ending December 31, 2002, we will have achieved a level of awareness of our Internet textile trade center in the Chinese textile industry.

- We must develop relationships with customs brokers and trade professionals who specialize in wholesale trades of textile products. We believe that these brokers and trade professionals will become good sources of referrals for membership. We should have developed relationships with several brokers who will be sources of referrals by the end of the calendar year ending December 31, 2002.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Research and Development

Since February, 2002, our Chief Financial Officer, Chen (Jason) Wu, has been providing us with technical services in the basic design and setting up of our Internet textile trade center. We entered into a service agreement with Mr. Chen (Jason) Wu for his technical services. In the six month period ended on June 30, 2002, we paid Mr. Chen (Jason) Wu a total of $2,500 for the technical services provided by him. In the 12 months ending December 31, 2002, we plan to complete the construction of our website and further develop features and functionality of our Internet textile trade center. We intend to incorporate security features to our website so we can protect information given to us by the users of our Internet textile trade center. Furthermore, as the number of products listed on our website increases, we will upgrade and expand our database so products can be organized by manufacturers as well as by category. With the expansion of our database, we may be required to upgrade our search function to make searching for a product on our website more user friendly. After our Internet textile trade center achieves a level of satisfactory acceptance among the Chinese textile manufacturers, we may sell advertising space on our website to allow banner and click through advertisements to be purchased by members and users of our website.

As we are targeting textile products manufacturers and exporters in China to register as members on our website, we plan to construct parts of our Internet textile trade center in Chinese to provide easy access to our prospective members. Currently, however, we have not begun construction of the Chinese portion of our Internet textile trade center. Furthermore, our members are currently responsible for arranging credit card payments for the payment of textile products purchased as a result of being listed on our website between themselves and the purchasers. As the number of sales through the use of our website increases, we may add the ability to process credit card payments from the users directly on our website. Finally, we intend to proactively seek feedback from our members and develop upgrades and modifications to our Internet textile trade center as recommended by our members.

As the tasks become more difficult and complex, we expect to retain assistance from professional consultants other than Mr. Chen (Jason) Wu. Competition for individuals in the technology sector has been intense and we may not be able to attract, assimilate, or retain additional highly qualified consultants or personnel when needed to complete the further development of our Internet textile trade center. In addition to the $2,500 we already paid to Mr. Chen (Jason) Wu for his technical services in the initial set up of our website, we estimate our expenses in completing construction of our website and further develop functions of our Internet textile trade center to be $7,500 for the 12 months ending December 31, 2002.

Personnel

As of June 30, 2002, our Chief Executive Officer, Paulo Martins, and Chief Financial Officer, Chen (Jason) Wu, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, they also provide us with capital raising services. In the 12 months ending December 31, 2002 we plan to expand our total number of permanent employees to approximately four: one in system administration, two in the area of sales and marketing and one in general administration. We anticipate the cost of each additional employee to be employed will be approximately $1,000 per month and we may choose to compensate our employees with considerations other than cash, such as shares of our common stock or option to purchase shares of our common stock.

If our sales and marketing program is successful in building a significant membership base for our Internet textile trade center and we experience rapid growth, our current officers and directors will be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

BUSINESS

We are incorporated on August 20, 2001 under the laws of the State of Nevada. Our principal executive office is located at 1405 - 265 West 37th Street, New York, New York 10018. The telephone number of our principal executive office is (212) 840-9240.

We plan to operate an Internet textile trade center through the development of our website http://www.titanium-intelligence.com. We intend to develop our Internet textile trade center into an online market place linking Chinese manufacturers and exporters of textile products to buyers around the world. Our plan is to target the textile products manufacturers and exporters in the People's Republic of China to register as sellers on our Internet textile trade center. Textile products may include semi-finished products such as thread, knit fabrics, woven clothes and finished products and such as dresses, shirts and other clothing and apparel. During the initial stage of the development of our Internet textile trade center, we will focus on manufacturers of finished textile products.

Manufacturers and exporters of textile products in China will be able to register as members on our website free of charge. On our website they can showcase their textile products and specify the availability and price of each of their products. Our Internet textile trade center will simplify the access to foreign markets for these Chinese textile manufacturers and exporters. We do not plan to charge our members for registration or listing of their products on our Internet textile trade center. Rather, we will charge our members a service fee for each sale made through our Internet textile trade center. A schedule of service fees will be contained in the membership agreement that each member will be required to execute when they first register with our Internet textile trade center.

We commenced construction of our website http://www.titanium-intelligence.com in February, 2002. Only parts of the website are currently functional and our website currently still does not allow users to complete a purchase because we feel our website does not contain adequate security features to protect information given to us by the users. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We anticipate that our Internet textile trade center will be fully operational by the end of the calendar year ending December 31, 2002.

When our Internet textile trade center become fully operational, it will be divided into two major sections, one for sellers and one for buyers. Both of these sections will be accessible through our homepage. In the section for buyers, buyers may browse through the textile products listed by our members. Both retail and wholesale buyers are welcomed to purchase textile products listed on our Internet textile trade center When a retail buyer is interested in buying a certain item listed in the for buyers area, the buyer may simply click on the item, specify the quantity and add the item to the buyer's shopping cart. When the buyer is ready to complete the purchase, the buyer can click on the checkout icon and an online form will appear to ask the buyer for shipping information, billing information and credit card information. Once a purchase order is transmitted to us from a retail buyer, we will forward the purchase order and the credit card information of the retail buyer to our member. Our member will be responsible for arranging the shipment of the products to the buyer and for processing the credit card payment from the buyer. A wholesale buyer can indicate its interest in buying products from one of our members on a wholesale basis by completing an online form. Once we receive an indication of interest from a wholesale buyer, we will forward the notice to our member and assist our member in going through the negotiation process and in completion of the sale of such textile products. We will be able to utilize our Chinese language ability and our understanding of Chinese business practices and customs to facilitate the negotiation between our member and the wholesale buyer. Our Chief Financial Office who is also one of our directors, Chen (Jason) Wu, has experience in establishing collaboration between Chinese businesses and businesses in the North America. His unique background and abilities will enable us to assist our members in term of reducing the language, customs and trust barriers frequently encountered in an international trade transaction.

In the section for sellers on our Internet textile trade center, we will encourage Chinese manufacturers and exporters of textile products to register as members free of charge by completing an online registration form. Upon our receipt of a registration form from a new member, complete with company name, contact person, address, telephone and fax numbers, email address and information on their products, we will issue to the new member an username and a password. A member may log into members' section only if they have first obtained an username and password. Once the member has entered the members' only section, it may add, revise, delete information about the products it wishes to list on our Internet textile trade center.

At the same time when we issue an username and password to a new member, we will enter into a membership agreement with the new member. The membership agreement will contain a schedule of services fees we will charge for each sale transaction completed through the use of our Internet textile trade center. On March 28, 2002, we entered into a membership agreement with Zhejiang Weilai Group Company for the use of our Internet textile trade center to list its textile products. Under the membership agreement with Zhejiang Weilai Group Company, Zhejiang Weilai Group Company will pay us service fees ranging from 1% to 3% of the total value of the textile products sold, depending on the total value of a particular transaction, for sales of their textile products to retail buyers. For each wholesale transaction completed through the use of our Internet textile trade center, Zhejiang Weilai Group Company will pay us a service fee equal to 5% of the total value of the textile products sold. However, because users of our Internet textile trade center still cannot complete a purchase through the use our website, we have not generated any revenues. One of our directors, Qi (Alan) Zhuang, is also the Chief Financial Officer of Zhejiang Weilai Group Company but does not have any ownership or financial interests in Zhejiang Weilai Group Company.

Users of our Internet textile trade center may also access the search function from our homepage to search the textile products listed on our Internet textile trade center. Members can also access the sign in function directly from our homepage. Users of our website may also find information on our company, our partners and our contact information by clicking on the respective icons on our home page. We want to attract manufacturers and exporters of textile products in China to register as members on our Internet textile trade center. Accordingly, we are planning to construct parts of our Internet textile trade center in Chinese to provide easy access to our members. Currently, however, we have not begun construction of the Chinese portion of our Internet textile trade center. We do not have any plan to provide other languages on our website to accommodate users who speak languages other than English and Chinese.

Our website http://www.titanium-intelligence.com are currently hosted by wedohosting.com Inc. of Victoria, British Columbia, Canada. Despite their implementation of network security measures, their servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to assist in the completion of purchases and sales of textile products by our future members. Our computer systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not presently have any redundant systems or a formal disaster recovery plan and we do not carry sufficient business interruption insurance to compensate us for losses that may occur.

Growth of Internet Usage in China

According to the China Internet Network Information Center, which began conducting surveys on Internet development in China in 1997, there were only 620,000 Internet users in China in October of 1997. But by the end of 1999, the number of Internet users in China had climbed to 8.9 million. The rate of increase continued in years 2000 and 2001. By June of 2001, the number of Internet users in China reached 26.5 million, up 56.8 percent from the same period the year before. Zhou Guangzhao, the chairman of the Third Asia-Pacific Symposium on Press and Scientific and Social Progress held in Beijing in November of 2001, stated that Internet media in China has become the fastest growing means of information transmission. Furthermore, according to a survey conducted by Nielsen/NetRatings service which was reported in April 2002 by People's Daily, a major Chinese newspaper, China has surpassed Japan to become the second largest global at-home Internet population.

As businesses in China increasingly seek to grow and expand their markets, they will inevitably recognize the need to serve suppliers, partners and buyers by allowing them easy access to product information on the Internet. The Internet can serve the world business communities by providing them with the necessary information instantaneously. We believe that websites with information presented in users' native languages will be even more valuable in the facilitation of the Internet business to business commerce.

Textile Industry in China

In the three decades after the establishment of People's Republic of China in 1949, China's textile industry developed into a modern industry with markedly improved production capacity, structure and distribution. China's textile industry developed even faster after 1978 when the People's Republic of China government decided to shift its focus of work onto economic reconstruction and introduced the policy of reform and opening to the outside world on the Third Plenary Session of the Eleventh Central Committee. Since then, the People's Republic of China government has introduced a series of incentive policies to stimulate the development of the textile industry. China's textile industry has forged new economic ties with other countries and it has renovated itself with modern technology and equipment imported from abroad. In recent years, China's textile industry also attracted a large amount of foreign investment. All of the foregoing factors have contributed greatly to the rapid development of the Chinese textile industry.

According to the China National Textile Industry Council, the textile industry in China is under strategic restructuring. In the past, a principal part of the achievements of the textile industry were made under the planned economy. Under such system, raw materials were allocated with low prices set by the government, production tasks were assigned by administrative orders and the marketing of finished products was monopolized by government owned commercial departments. As noted by the China National Textile Industry Council, because China is now shifting from a planned economy to a market economy, many serious symptoms such as irrational structure and duplication of projects that had been covered under the planned economy are now fully revealed and handicap the healthy development of the textile industry. Accordingly to the China National Textile Industry Council, additional external unfavorable factors such as the rising price of raw materials, declining demand on both domestic and overseas markets and the weakened competitiveness in international market due to the Asian monetary crisis in the recent years have caused the Chinese textile industry to suffer. To extricate the textile industry from difficulties, during the Economic Working Conference of China's Central Committee held at the end of 1997, the Chinese government chose the textile industry as a pilot project for the reform of government owned enterprises, targeting to revitalize the textile industry by transforming the structure of the industry. To carry out this strategy, the Chinese textile industry decided to make a breakthrough by shutting down 10 million cotton spindles and laying off 1.2 million workers in three years up to 2000.

According to the China National Textile Industry Council, by end of the 1999 fiscal year, China's textile and garment exports had recovered from the recession arising from the Asian financial crisis, with export of such products worth US$38.85 million. Furthermore, the China State Textile Industrial Bureau has set objectives for the coming five years, with stress put on updating the industry through accelerating technical reform and strategic restructuring of textile enterprises. We believe that the technical reform to be implemented by the China State Textile Industrial Bureau will include updating of textile manufacturing equipment and better training of operational personnel in the textile industry. We also believe that strategic restructuring of textile enterprises will mean further privatisation of textile enterprises and reducing the number of government owned enterprises in the textile industry. We believe the technical reform and privatisation of textile enterprises in China will increase the output and competitiveness of the textile enterprises in China and thereby increase the need for export services like the services provided by our Internet textile trade center.

Competition

The size of Chinese market for Internet services attracts considerable attention from foreign companies seeking to expand the market for their goods and services. The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, and we expect that the competition will intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. There are currently several websites, such as chinaproducts.com, chinaexporters.com and made-in-china.com, that serve as marketing and distribution channels for manufacturers or exporters of textile products in China, but no single website has emerged as the market leader to date. We believe our primary competitors are other Internet trade portals focusing on the Chinese market, which also allow businesses to list their products and post their offers on their websites, including those websites noted above.

Most of these Internet trade portals allow every kind of business to list their products on their websites. The products listed on these websites range from electronics to consumer products. Because these websites do not have a targeted audience, users may easily get frustrated by the inability to access the industry specific information they wish to obtain. We believe that our Internet textile trade center, by focusing on textile products only, will be easier to use. By focusing only on the textile industry, it will be easier for us to capture a reasonable number of textile products manufacturers and exporters in China. We expect that by capturing a reasonable number of textile products manufacturers and exporters, we will be well positioned to grow the Chinese Internet business to business commerce market for the sale of textile products successfully. During the initial stage of our business, we believe that 3 to 5 textile products manufacturers and exporters will be a reasonable number for our Internet textile trade center.

Furthermore, even though some websites compete with us for membership and product listings, they have a completely different revenue model from our Internet textile trade center. Some of the websites that act as Internet intermediaries for Chinese products generate their revenues by selling advertising space on their websites such as advertising banners or by charging their members a premium for featuring their products in a prominent location of their websites. We believe our revenue model is better because our members will have full access to every feature of our website free of charge and we only charge our members when a sale of their products is completed through the use of our services. We believe that our revenue model will produce better perceived value among our members and will encourage our members to advertise many products on our Internet trade center. This in turn will increase the variety of textile products listed on our Internet trade center and attract more visitors to use our Internet textile trade center to make their purchases. Our ability to act as a liaison between our members and potential retail and wholesale buyers after the buyers have expressed interest on our website will provide added value to our members. After a buyer has expressed interest in purchasing products listed on our website, we will assist our member in contacting the buyer, following up on the lead, negotiating a final deal and completing the transaction. We are unique in that we can utilize our language ability and our understanding of business culture in China in helping our members to negotiate and complete of their sale transactions.

We believe we will primarily compete with other Internet trade portals such are chinaproducts.com, chinaexporters.com and made-in-china.com on the level of reputation. We do not believe we will compete with these other Internet trade portals on the basis of price because we will charge fees from our members based on a model that is different from the fees charged by these other Internet trade portals. We also do not believe that we will compete with these other Internet trade portals on the basis of service because the scope of our proposed services is more comprehensive, ranging from transmission of purchase orders to assisting in the negotiation and finalisation of a wholesale transaction. Our competitive position in the industry is unknown at this time because we have not completed the construction of our Internet textile trade portal. When our Internet textile trade portal first becomes operational, any competitive position that we establish in the industry will be vulnerable and we will need to focus on our marketing efforts to build up the reputation of our Internet textile trade center.

A number of our competitors, including chinaproducts.com, chinaexporters.com, and made-in-china.com, are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by Titanium may affect our ability to establish or maintain a membership base for our Internet textile trade center. If we are unable to establish and maintain a membership base for our Internet textile trade center, then we will be unable to generate the revenues and cash flow necessary to continue our business operations.

Marketing

Two of our directors, Qi (Alan) Zhuang and Hai Feng Zhang, have developed many business contacts through their past and current employment in the textile industry in the Zhejiang Province of China and have developed an intimate understanding of Chinese business practices and customs. Their business contacts in China include textile industry professionals in the China Chamber of Commerce for Import and Export of Textile Products, Guangzhou Textile Industry Union Import & Export Corporation, Heshan Textile Import and Export Company of Guangdong, China Xiamen Silk Import and Export Corporation, Shangdong Textile Import and Export Corporation, Hebei Textile Import and Export (Group) Corporation, Sinotex (Xiamen) Trading Co. Ltd., and Northern International Holding Tianjin Hometex Co., Ltd. They intend on actively promoting interest in our Internet textile trade center among these business contacts in the Chinese textile industry. In addition, we intend to promote our Internet textile trade center through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links, to effect maximum exposure and penetration in the textile products marketplace. We also anticipate conducting a series of "road shows" for key trade publications, consultants and textile industry businesses in major cities in China in the summer of 2002. During the road shows, our directors plan to visit major textile manufacturers in Zhejiang and other provinces to introduce our Internet textile trade center and services to the Chinese textile manufacturers.

Research and Development

Since February, 2002, our Chief Financial Officer, Chen (Jason) Wu, has been providing us with technical services in the basic design and setting up of our Internet textile trade center website. We entered into a service agreement with Mr. Wu for his technical services and under the service agreement, we agreed to pay Mr. Wu such amount as our directors determine in view of Mr. Wu's contributions to our company and the funds available to us for compensation of contractors and employees. In the six month period ended on June 30, 2002, we paid Mr. Chen (Jason) Wu a total of $2,500 for the technical services provided by him. We plan to complete the construction of our website in the 12 months ending December 31, 2002. We also intend to incorporate security features to our website so we can protect information given to us by the users of our Internet textile trade center. Furthermore, as the number of products listed on our website increases, we will upgrade and expand our database so products are organized by manufacturers as well as by category. With the expansion of our database, we may be required to upgrade our search function to make searching for a product on our website more user friendly. After our Internet textile trade center achieves a level of satisfactory acceptance among the Chinese textile manufacturers, we will contemplate selling advertising space on our website to allow banner and click through advertisements.

As we are targeting textile products manufacturers and exporters in China to register as members on our website, we also plan to construct parts of our Internet textile trade center in Chinese to provide easy access to our prospective members. Currently, however, we have not begun construction of the Chinese portion of our Internet textile trade center. Furthermore, our members are currently responsible for arranging credit card payments for the payment of textile goods purchased as a result of being listed on our website. As the number of sales through the use of our website increases, we may add the ability to process credit card payments from the users directly on our website. Finally, we intend to proactively seek feedback from our members and develop upgrades and modifications to our Internet textile trade center as recommended by our members.

As the tasks become more difficult and complex, we expect to retain assistance from outside professional consultants.

Intellectual Property

Other than registering our domain name "titanium-intelligence.com" with the domain registration service offered by MDI Internet Inc. in Vancouver, British Columbia, Canada, and by entering into service agreements containing restrictive covenants with current and prospective technical service providers, we have not taken any active steps to protect our intellectual property rights. Our intellectual property rights include the common law trademark right in our domain name "titanium-intelligence.com", which is derived from our use of this domain name in association with our service and copyrights in the design of our website as provided in the service agreement with Mr. Chen (Jason) Wu. We do not own any patents and have not filed any patent or trademark applications, as we do not believe that the benefits of these protections outweigh the costs of filing and updating the patent and trademark applications. It may be possible for a third party to copy our Internet textile trade center without authorization. In addition, litigation may be necessary in the future to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could have a detrimental effect on our business, results of operations and financial conditions.

In addition, litigation may be necessary in the future to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could affect our ability to continue to operate all or portions of our Internet textile trade center. If we are unable to operate our website, we will be unable to generate any revenues or cash flow and as a result our business will likely fail.

There is also a risk that one of our competitors or another business may commence a lawsuit against us claiming that our Internet textile trade center infringes on their proprietary technology or intellectual property. Any infringement claims against us, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change or alter the content of our Internet textile trade center and pay financial damages. An adverse outcome in any litigation or proceedings could require us to license disputed rights from third parties or to cease using such rights.

Government Regulations

There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like ours that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy, advertising and other issues is uncertain and developing. We will file tax returns in such jurisdictions as required by law based on principles applicable to traditional businesses. However, one or more jurisdictions could seek to impose additional income tax obligations or sales tax collection obligations on companies, such as ours, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels in the United States that could impose such taxes on the sale of products and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to generate revenues and become profitable. The United States Congress has enacted legislation limiting the ability of the states to impose taxes on Internet-based transactions. This legislation, known as the Internet Tax Freedom Act was enacted on October 1, 1998 and was scheduled to expire on October 21, 2001. The legislation imposed a three-year moratorium on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. This tax moratorium has been renewed for two more years. However, failure to renew this legislation in the future would allow various states of the United States to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable. Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries, including China, might attempt to regulate its transmissions or prosecute for violations of their laws. We might unintentionally violate such laws, such laws may be modified, and new laws may be enacted in the future. Any such developments could have a material adverse effect on our business, operating results and financial condition.

Furthermore, our growth could be materially adversely affected by governmental regulation of the Internet in China. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted by the Chinese government with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws in China that may impose additional burdens on companies conducting business online. The adoption of additional laws and regulations applicable to the Internet may slow the growth of the Internet, which could in turn lead to reduced demand for our Internet textile trade center.

The Ministry of Information Industry in China is currently reviewing its telecommunications regulations, particularly as they relate to activities on the Internet. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy toward the Internet industry in China would have a material direct adverse effect on our business.

Growth Strategy

We will continue to focus on growing http://www.titanium-intelligence.com into an Internet market place for textile products manufactured and to be exported from China through our contacts within the textile industry in China and through our internal marketing efforts. However, as one potential future growth strategy, we may consider acquiring other established Internet trade portals or other textile products manufacturing business to maximize the potential synergies and efficiencies in our business operations.

PROPERTY

Titanium currently shares office space located at 1405 - 265 West 37 Street, New York, New York 10018 with Weilai America Co., Ltd. These facilities are provided to us at no charge by our director, Mr. Qi (Alan) Zhuang.

Since February 2002, we have also used office space located at 1413 Lynwood Avenue, Port Coquitlam, British Columbia, Canada V3B 4Y1. These facilities are provided to us at no charge by our President, Chief Executive Officer and director, Mr. Paulo Martins. The telephone number is (604) 377-5201 and the fax number is (604) 552-3539.

MANAGEMENT

Directors and Executive Officers of Titanium

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Paulo Martins	Director, President and Chief Executive Officer	30	Director since August 20, 2001, President and Chief Executive Officer since September 25, 2001
Chen (Jason) Wu	Director, Chief Financial Officer, Treasurer and Secretary	27	Director since August 20, 2001, Chief Financial Officer and Secretary since September 25, 2001, Treasurer since July 8, 2002.
Qi (Alan) Zhuang	Director	28	Director since November 26, 2001
Hai Feng Zhang	Director	25	Director since November 26, 2001

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Paulo Martins, Director, President and Chief Executive Officer

Paulo Martins is a director and the President and Chief Operating Officer of Titanium Intelligence, Inc. Mr. Martins has gained experience in financial and business management through investing in start up companies like Titanium Holdings Inc. and Titanium Ventures Inc. from 1999 to 2001. His participation in Titanium Holdings Inc. and Titanium Ventures Inc. includes developing fund raising strategies, securing credit lines and negotiating business combination transactions such as mergers, acquisitions and joint ventures. Since 1999, Mr. Martins has served as the Chairman of the Board and the President of Titanium Development, Inc., a property and construction company. Since 2000, he has also been one of the major investors of Avance Venture Corp., a company whose common shares are listed on the TSX Venture Exchange. Avance Venture Corp. is a junior natural resource and mining company engaged in the acquisition and exploration of mineral and oil and gas properties in Canada. Prior to 1999 and since 1996, Mr. Martins operated a business which focussed on the renovation and landscaping of residential homes. Between 1996 and 1999, Mr. Martins operated this business as a sole proprietorship and in 1999, he incorporated the business under the name of Titanium Development, Inc.

Chen (Jason) Wu, Director, Chief Financial Officer, Treasurer and Secretary

Chen (Jason) Wu was educated in Shanghai, China and obtained a bachelor degree in 1997 in International Trade and Economy from the Shanghai Maritime University. From 1997 to 1998, Mr. Wu served as the e-commerce project manager for the China Chamber of Commerce of Medicines & Health Products Importers & Exporters and assisted the organization to set up one of the first e-commerce websites in China. From 1999 to 2000, he worked as an independent business consultant for Bowen Technologies Inc., a Taiwanese company, and was responsible for introducing the fingerprint based technology for employee management & data collection system to the Chinese market. Since 1997, Mr. Wu has developed meaningful experience in establishing collaborations between Chinese businesses and American and Canadian enterprises. One collaboration in which Mr. Wu participated in 2000 was the joint venture between Corinex Communications Corp., a Canadian company, and its Chinese partner, the COSCO Group, for the distribution of communication equipment in China. Mr. Wu assisted Corinex Communications by introducing the technology to the COSCO Group, participating in the demonstration of the technology and participating in the negotiation between Corinex Communications and the COSCO Group regarding the distribution rights of the communication equipment in China.

Qi (Alan) Zhuang, Director

Qi (Alan) Zhuang graduated from Zhejiang Institute of Finance and Economy with major in Chinese and International Accounting in 1995. Upon the completion of his studies in 1995, he joined the finance department of the Huzhou City Committee of Ministry of Foreign Trade and Co-operation. From 1996 to 1999, Mr. Zhuang worked as an in house accountant for the finance department of the Import and Export Corporation of Huzhou City. From 1999 to 2000, Mr. Zhuang moved to the finance department of the Foreign Trade and Economic Co-operation Corporation of Huzhou City and was responsible for its overall accounting function. From 2000 to the present, Mr. Zhuang has been employed by Zhejiang Weilai Group Company, business conglomerate in the Province of Zhejiang. Mr. Zhuang has recently been promoted to the position of Chief Financial Officer of Zhejiang Weilai Group Company and is in charge of its overall financial operations.

Hai Feng Zhang, Director

Hai Feng Zhang graduated from Zheiang Institute of Engineering in 1998. Since his graduation, Mr. Zhang has been employed by Zhejiang Weilai Import and Export Co., a silk textile manufacturing company, and has served as its Chief Operating Officer. As the Chief Operating Officer, Mr. Zhang is in charge of the day to day business operation of Zhejiang Weilai Import and Export Co. Mr. Zhang is intimately familiar with the operation of a textile business in China and has established a valuable network in the textile industry in China.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the period from August 20, 2001 (incorporation) to December 31, 2001.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)	Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Paulo Martins President & C.E.O.	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have not entered into any employment agreement or consulting agreement with our directors and executive officers, other than a service agreement with Mr. Chen (Jason) Wu for his technical services and under the service agreement we agreed to pay Mr. Wu such amount as our directors determine in view of Mr. Wu's contribution to the company and the funds available to us for compensation of contractors and employees. In the six month period ended on June 30, 2002, we paid Mr. Chen (Jason) Wu a total of $2,500 for the technical services provided by him.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended December 31, 2001.

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our board of directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Titanium other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Titanium, to indemnify its directors and officers under certain circumstances.

Our Articles of Incorporation provide that no director or officer shall be personally liable to Titanium or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve a knowing violation of law or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Titanium or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Titanium. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Titanium under Nevada law or otherwise, Titanium has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of September 1, 2002, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Paulo Martins Rue de Ceuta, 2 ESQ Linda A Velha, 2795 Linda A Velha, Portugal	245,000 common shares (2)	9.8%
Chen (Jason) Wu 12-610 Baihuayuan, Haoxi Road Nantong, Jiangsu, China	56,250 common shares	2.3%
Qi (Alan) Zhuang 8th Fenghuang Road Huzhou, Zhejiang, China	125,000 common shares	5%
Hai Feng Zhang #88 Renmin Road Huzhou, Zhejiang, China	25,000 common shares	1%
Directors and Executive Officers as a Group	331,250 common shares	18.1%

(1) Based on 2,500,000 shares of common stock issued and outstanding as of September 1, 2002. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes 120,000 shares of common stock held by Maria Martins, the mother of Paulo Martins.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Titanium.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our President, Chief Executive Officer and one of our directors, Paulo Martin, our Chief Financial Officer, corporate secretary and one of our directors, Chen (Jason) Wu, and our two other directors, Qi (Alan) Zhuang and Hai Feng Zhang.

On November 30, 2001, we issued 125,000 shares of our common stock at $0.04 per share to Mr. Paulo Martins in a private placement transaction. Mr. Martins paid the same per share price as every other subscriber in the private placement.

On November 30, 2001, we issued 56,250 shares of our common stock at $0.04 per share to Mr. Chen (Jason) Wu in a private placement transaction. Mr. Wu paid the same per share price as every other subscriber in the private placement.

On November 30, 2001, we issued 125,000 shares of our common stock at $0.04 per share to Mr. Qi (Alan) Zhuang in a private placement transaction. Mr. Zhuang paid the same per share price as every other subscriber in the private placement.

On November 30, 2001, we issued 25,000 shares of our common stock at $0.04 per share to Mr. Hai Feng Zhang in a private placement transaction. Mr. Zhang paid the same per share price as every other subscriber in the private placement.

Since February of 2002, our Chief Financial Officer who is also one of our directors, Chen (Jason) Wu, has been providing us with technical services in the basic design and setting up of our Internet textile trade center. We entered into a service agreement with Mr. Chen (Jason) Wu for his technical services and under the service agreement we agreed to pay Mr. Chen (Jason) Wu an amount as determined by our directors in view of Mr. Chen (Jason) Wu's contribution to our company and the funds available to us for compensation of contractors and employees. In the six month period ended on June 30, 2002, we paid Mr. Chen (Jason) Wu a total of $2,500 for the technical services provided by him.

On March 28, 2002, we entered into a membership agreement with Zhejiang Weilai Group Company for the use of our Internet textile trade center to list its textile products. Under the membership agreement with Zhejiang Weilai Group Company, Zhejiang Weilai Group Company will pay us service fees ranging from 1% to 3% of the total value of the textile products sold, depending on the total value of a particular transaction, for sales of their textile products to retail buyers. For each wholesale transaction completed through the use of our Internet textile trade center, Zhejiang Weilai Group Company will pay us a service fee equal to 5% of the total value of the textile products sold. One of our directors, Qi (Alan) Zhuang, is also the Chief Financial Officer of Zhejiang Weilai Group Company, but does not have an ownership or other financial interest in Zhejiang Weilai Group Company.

One of our directors, Hai Feng Zhang, is also the Chief Operating Officer of Zhejiang Weilai Import and Export Co., a silk textile manufacturing company and a potential member of our Internet textile trade center, but does not have any ownership or financial interest in Zhejiang Weilai Import and Export Co.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.04 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $0.04 per share for the duration of the offering. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(g) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Corporate Trust Company (10th Floor, 625 Howe Street, Vancouver, B.C. V6C 3B8).

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 30, 2002, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. Maria Martins is the mother of our Director, President and CEO, Paulo Martins.
Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Titanium	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Feng Li Lu	25,000	1%	25,000	0	0%
Gen Mei Xu	25,000	1%	25,000	0	0%
Guo Qiang Zhu	25,000	1%	25,000	0	0%
Lai Gen Yao	25,000	1%	25,000	0	0%
Fa Mei Chen	25,000	1%	25,000	0	0%
Jie Min Qian	25,000	1%	25,000	0	0%
Bao Kun Shen	25,000	1%	25,000	0	0%
Hui Zhen Hong	25,000	1%	25,000	0	0%
Shui Wen Bian	25,000	1%	25,000	0	0%
Xin Qin Qiu	25,000	1%	25,000	0	0%
Xin Quan Shi	25,000	1%	25,000	0	0%
Qun Huang	25,000	1%	25,000	0	0%
Xing Fang Liu	25,000	1%	25,000	0	0%
Qin Fang Zhong	25,000	1%	25,000	0	0%
Fa Ming Wu	25,000	1%	25,000	0	0%
Qin Fang Chen	25,000	1%	25,000	0	0%
Xin Mei Yang	25,000	1%	25,000	0	0%
Ju Fen Yao	25,000	1%	25,000	0	0%
Min Yuan	25,000	1%	25,000	0	0%
Qi Zhuang, Director	125,000	5%	125,000	0	0%
Xing Hua Shi	25,000	1%	25,000	0	0%
Jian Ping Zhou	25,000	1%	25,000	0	0%
Xiao Jie Cai	25,000	1%	25,000	0	0%
Zhong Hua	25,000	1%	25,000	0	0%
Le Yan Wang	25,000	1%	25,000	0	0%
Mei Ling Yao	25,000	1%	25,000	0	0%
Li Ying Yang	25,000	1%	25,000	0	0%
Ping Qiu	25,000	1%	25,000	0	0%
Xin Wen Zhang	25,000	1%	25,000	0	0%
Xiao Mao Shen	25,000	1%	25,000	0	0%
Lin Mei Shen	25,000	1%	25,000	0	0%
He Ping Shen	25,000	1%	25,000	0	0%
Jin Lian Qiu	25,000	1%	25,000	0	0%
Wen Bin Xu	25,000	1%	25,000	0	0%
Quan Rong Pan	25,000	1%	25,000	0	0%
Yue Hua Shen	25,000	1%	25,000	0	0%
Yue Qiao Huang	25,000	1%	25,000	0	0%
Quan Mei Fang	25,000	1%	25,000	0	0%
Zhen Na Shen	25,000	1%	25,000	0	0%
Hui Qin Shi	25,000	1%	25,000	0	0%
Hai Feng Zhang, Director	25,000	1%	25,000	0	0%
Mei Lin Fei	25,000	1%	25,000	0	0%
Xia Xiao	25,000	1%	25,000	0	0%
Yan Hong Wang	25,000	1%	25,000	0	0%
Luo Jin Ying	25,000	1%	25,000	0	0%
Ling Mei Ma	25,000	1%	25,000	0	0%
Yong Mei Hu	25,000	1%	25,000	0	0%
Ji Rong Yang	25,000	1%	25,000	0	0%
Wei Xiang Zheng	25,000	1%	25,000	0	0%
Jiang Min Shen	25,000	1%	25,000	0	0%
Jian Hua Jiang	25,000	1%	25,000	0	0%
Xin Quan Shen	25,000	1%	25,000	0	0%
Gen Zhu Shen	25,000	1%	25,000	0	0%
Ju Mei Zhou	25,000	1%	25,000	0	0%
Jian Mei Shi	25,000	1%	25,000	0	0%
Ming Fang Xu	25,000	1%	25,000	0	0%
Xiang Ting Li	25,000	1%	25,000	0	0%
Hong Xue Wu	25,000	1%	25,000	0	0%
Zhong Zhen Hua	25,000	1%	25,000	0	0%
Ji Wei Wang	25,000	1%	25,000	0	0%
Jin Feng Lu	25,000	1%	25,000	0	0%
Hong Xu	25,000	1%	25,000	0	0%
Li Hua Zhou	25,000	1%	25,000	0	0%
Hua Ying Shi	25,000	1%	25,000	0	0%
Xiang Lin Shen	25,000	1%	25,000	0	0%
Jian Jun Qian	25,000	1%	25,000	0	0%
Shui Ling Jiang	25,000	1%	25,000	0	0%
Chen Yang	25,000	1%	25,000	0	0%
Mo Fa bao	25,000	1%	25,000	0	0%
Ling Li Zhang	25,000	1%	25,000	0	0%
Xin Gen Zhang	25,000	1%	25,000	0	0%
Mao Mao Shi	25,000	1%	25,000	0	0%
Wen Long Ru	25,000	1%	25,000	0	0%
Feng Xiang Yang	25,000	1%	25,000	0	0%
Hong Mei Shi	25,000	1%	25,000	0	0%
Xin Ping Yuan	25,000	1%	25,000	0	0%
Paulo Martins, Director, President and Chief Executive Officer	125,000	5%	125,000	0	0%
Maria Martins (2)	120,000	4.8%	120,000	0	0%
Emily Read	5,000	0.2%	5,000	0	0%
Udaya Madanayake	25,000	1%	25,000	0	0%
Yi Jian Chen	56,250	2.25%	56,250	0	0%
Wen Jie Zhao	56,250	2.25%	56,250	0	0%
Kai Kang	56,250	2.25%	56,250	0	0%
Chen (Jason) Wu, Director, Chief Financial Officer, Treasure and Secretary	56,250	2.25%	56,250	0	0%

(1) Assumes all of the shares of common stock offered are sold. The percentage are based upon 2,500,000 shares of common stock issued and outstanding on September 1, 2002.

(2) Maria Martins is the mother of our Director, President and Chief Executive Officer, Paulo Martins.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value. As of September 1, 2002, there were 2,500,000 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Titanium, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the law firm of Woodburn and Wedge, Nevada, United States.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Davidson & Company, chartered accountants, to audit our financial statements for the period ended December 31, 2001. There has been no change in the accountants and no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements for the period ended December 31, 2001 included in this prospectus and registration statement have been audited by Davidson & Company, independent chartered accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding Titanium's ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. We are registering 2,500,000 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus. There are current 84 holders of record of our common stock. A total of 2,500,000 shares of our common stock will be available for resale to the public after November 30, 2002 in accordance with the volume and trading limitation of Rule 144 under the Securities Act.

We have not declared any dividends on our common stock since the inception of our company on August 20, 2001. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Titanium, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Titanium Intelligence, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following Financial Statements pertaining to Titanium are filed as part of this Prospectus:

TITANIUM INTELLIGENCE, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

(Expressed in United States Dollars)

DECEMBER 31, 2001

DAVIDSON & COMPANY
Chartered Accountants
A Partnership of Incorporated Professionals

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of

Titanium Intelligence, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of Titanium Intelligence, Inc. as at December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on August 20, 2001 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and the results of its operations and its cash flows for the period from incorporation on August 20, 2001 to December 31, 2001 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is dependent upon financing to continue operations. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to this matter are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY"
Vancouver, Canada	Chartered Accountants

April 19, 2002

TITANIUM INTELLIGENCE, INC.

A Member of SC International

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947 Fax (604) 687-6172

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
BALANCE SHEET
(Expressed in United States Dollars)
AS AT DECEMBER 31, 2001

ASSETS

Current
Cash and cash equivalents	$ 97,546

Total assets	$ 97,546

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 1,700
Due to related party (Note 4)	907

Total current liabilities	2,607

Stockholders' equity
Common stock (Note 5)
Authorized
25,000,000 common shares with a par value of $0.001
Issued
2,500,000 common shares	2,500
Additional paid-in capital (Note 5)	97,500
Deficit accumulated during the development stage	(5,061)

Total stockholders' equity	94,939

Total liabilities and stockholders' equity	$ 97,546

History and organization of the Company (Note 1)

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Expressed in United States Dollars)
PERIOD FROM INCORPORATION ON AUGUST 20, 2001 TO DECEMBER 31, 2001

EXPENSES
Professional fees	$ (5,125)

OTHER ITEM
Interest income	64

Loss for the period	$ (5,061)

Basic and diluted loss per share	$ (0.01)

Weighted average number of shares of common stock outstanding	601,504

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)

	Common Stock Issued		Additional	Deficit Accumulated During the	Total
	Shares	Amount	Paid-in Capital	Development Stage	Stockholders' Equity

Balance, August 20, 2001	-	$ -	$ -	-	$ -
(Date of incorporation)

Common stock issued for cash
at $0.04 per share	2,500,000	2,500	97,500	-	100,000

Loss for the period	-	-	-	(5,061)	(5,061)

Balance, December 31, 2001	2,500,000	$ 2,500	$ 97,500	$ (5,061)	$ 94,939

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in United States Dollars)
PERIOD FROM INCORPORATION ON AUGUST 20, 2001 TO DECEMBER 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (5,061)
Changes in non-cash working capital item:
Increase in accounts payable and accrued liabilities	1,700

Net cash used in operating activities	(3,361)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	100,000
Due to related party	907

Net cash provided by financing activities	100,907

Cash and cash equivalents, end of period	$ 97,546

Cash paid during the period for:
Interest	$ -
Income taxes	-

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2001

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on August 20, 2001 under the Laws of the State of Nevada. The Company intends to develop a website into an online marketplace linking manufacturers and exporters of textile products in China to traders and wholesale buyers around the world. The Company is considered to be a development stage company as it has not generated revenues from operations.

2. GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock. Continued operations of the Company are dependent on the Company's ability to complete equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

December 31, 2001

Deficit accumulated during the development stage	$ (5,061)
Working capital	94,939

3. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statement of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Web-site development costs

Web-site development costs incurred in the preliminary project stage are expensed as incurred.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that all business combinations be accounted for using the purchase method of accounting making the use of the pooling-of-interest method prohibited. This statement also establishes criteria for separate recognition of intangible assets acquired in a purchase business combination. SFAS 141 is effective for business combinations completed after June 30, 2001. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The statement is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Under an exception to the date at which this statement becomes effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

In July 2001, FASB issued Statements of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

In October 2001, FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment on Disposal of Long-lived Assets" ("SFAS 144"), which supersedes Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

4. DUE TO RELATED PARTY

December 31, 2001

Due to the President of the Company, unsecured, non-interest bearing with no fixed terms of repayment	$ 907

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2001

5. COMMON STOCK

On November 30, 2001, the Company issued 2,500,000 shares of common stock at a price of $0.04 per share for total proceeds of $100,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

6. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Loss before income taxes	(5,061)

Income tax recovery	$ 1,800
Unrecognized benefit of operating loss carryforwards	(1,800)

Income tax recovery	$ -

Significant components of the Company's deferred tax assets based on statutory tax rates are as follows:

Deferred tax assets:
Operating loss carryforwards	$ 1,800
Valuation allowance	(1,800)

Net deferred tax assets	$ -

The Company has approximately $5,200 of operating loss carryforwards which expire beginning in 2021.

The Company has provided a valuation allowance against its deferred tax assets given that it is in the development stage and it is more likely than not that these benefits will not be realized.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
DECEMBER 31, 2001

7. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and due to related party. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

8. SUBSEQUENT EVENT

On February 1, 2002, the Company entered into an agreement with a director of the Company whereby the director will provide technical services in connection with the design and set-up of the Company's website in exchange for fees to be determined based on the director's contributions to and the funds available in the Company.

TITANIUM INTELLIGENCE, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

(Expressed in United States Dollars)

(Unaudited)

JUNE 30, 2002

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
(Unaudited)

	June 30, 2002	December 31, 2001

ASSETS

Current
Cash and cash equivalents	$ 74,854	$ 97,546

Total assets	$ 74,854	$ 97,546

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 11,855	$ 1,700
Due to related party (Note 5)	907	907

Total current liabilities	12,762	2,607

Stockholders' equity
Common stock (Note 6)
Authorized
25,000,000 common shares with a par value of $0.001
Issued
2,500,000 common shares (December 31, 2001 - 2,500,000)	2,500	2,500
Additional paid-in capital (Note 6)	97,500	97,500
Deficit accumulated during the development stage	(37,908)	(5,061)

Total stockholders' equity	62,092	94,939

Total liabilities and stockholders' equity	$ 74,854	$ 97,546

History and organization of the Company (Note 1)

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS |
(Expressed in United States Dollars)
(Unaudited)

	Cumulative Amounts From Incorporation on August 20, 2001 to June 30, 2002	Three Month Period Ended June 30, 2002	Six Month Period Ended June 30, 2002

EXPENSES
Office and miscellaneous	$ 435	$ 392	$ 435
Professional fees	28,046	11,034	22,921
Travel	7,250	7,250	7,250
Web-site development	2,500	2,500	2,500

	(38,231)	(21,176)	(33,106)

OTHER ITEM
Interest income	323	131	259

Loss for the period	$ (37,908)	$ (21,045)	$ (32,847)

Basic and diluted loss per share		$ (0.01)	$ (0.01)

Weighted average number of shares of common stock outstanding		2,500,000	2,500,000

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)
(Unaudited)

	Common Stock Issued		Additional	Deficit Accumulated During the	Total
	Shares	Amount	Paid-in Capital	Development Stage	Stockholders' Equity

Balance, August 20, 2001	-	$ -	$ -	$ -	$ -
(Date of incorporation)

Common stock issued for cash
at $0.04 per share	2,500,000	2,500	97,500	-	100,000

Loss for the period	-	-	-	(5,061)	(5,061)

Balance, December 31, 2001	2,500,000	2,500	97,500	(5,061)	94,939

Loss for the period	-	-	-	(32,847)	(32,847)

Balance, June 30, 2002	2,500,000	$ 2,500	$ 97,500	$ (37,908)	$ 62,092

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in United States Dollars)
(Unaudited)

	Cumulative Amounts From Incorporation on August 20, 2001 to June 30, 2002	Six Month Period Ended June 30, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (37,908)	$ (32,847)
Changes in non-cash working capital item:
Increase in accounts payable and accrued liabilities	11,855	10,155

Net cash used in operating activities	(26,053)	(22,692)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	100,000	-
Due to related party	907	-

Net cash provided by financing activities	100,907	-

Change in cash and cash equivalents during the period	74,854	(22,692)

Cash and cash equivalents, beginning of period	-	97,546

Cash and cash equivalents, end of period	$ 74,854	$ 74,854

Cash paid during the period for:
Interest	$ -	$ -
Income taxes	-	-

The accompanying notes are an integral part of these financial statements.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
(Unaudited)
JUNE 30, 2002

1. HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on August 20, 2001 under the Laws of the State of Nevada. The Company intends to develop a web-site into an online marketplace linking manufacturers and exporters of textile products in China to traders and wholesale buyers around the world. The Company is considered to be a development stage company as it has not generated revenues from operations.

The accompanying unaudited financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America for interim financial statements. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary (consisting of normal recurring accruals) to present fairly the financial information contained therein. The accompanying unaudited financial statements do not include all disclosures required by generally accepted accounting principles in the United States of America and should be read in conjunction with the audited financial statements of the Company for the period ended December 31, 2001. The results of operations for the six month period ended June 30, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

2. GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock. Continued operations of the Company are dependent on the Company's ability to complete equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

	June 30, 2002	December 31, 2001

Deficit accumulated during the development stage	$ (37,908)	$ (5,061)
Working capital	62,092	94,939

3. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The significant accounting policies adopted by the Company are as follows:

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
(Unaudited)
JUNE 30, 2002

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statement of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Web-site development costs

Web-site development costs incurred in the preliminary project stage are expensed as incurred.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

Basic loss per share is computed by dividing loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
(Unaudited)
JUNE 30, 2002

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The statement is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Under an exception to the date at which this statement becomes effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

In July 2001, FASB issued Statements of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

In October 2001, FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment on Disposal of Long-lived Assets" ("SFAS 144"), which supersedes Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

In April 2002, FASB issued Statements of Financial Accounting No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally SFAS 145 is effective for transactions occurring after May 15, 2002.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

TITANIUM INTELLIGENCE, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
(Unaudited)
JUNE 30, 2002

4. WEB-SITE DEVELOPMENT AGREEMENT

On February 1, 2002, the Company entered into an agreement with a director of the Company whereby the director will provide technical services in connection with the design and set-up of the Company's web-site in exchange for fees to be determined based on the director's contributions to and the funds available in the Company.

5. DUE TO RELATED PARTY

	June 30, 2002	December 31, 2001

Due to the President of the Company, unsecured, non-interest bearing with no fixed terms of repayment	$ 907	$ 907

6. COMMON STOCK

On November 30, 2001, the Company issued 2,500,000 shares of common stock at a price of $0.04 per share for total proceeds of $100,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

7. RELATED PARTY TRANSACTIONS

During the six month period ended June 30, 2002, the Company paid web-site development costs of $2,500 to a director and officer of the Company.

This transaction was in the normal course of operations and was measured at the exchange value which represents the amount of consideration established and agreed to by the related party.